Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release July 29, 2010	For additional information, please contact Ted Ashby, CEO, or Mark Towe, CFO (336) 783-3900

Surrey Bancorp Reports Second Quarter Net Income of $550,773

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the second quarter of 2010.

For the quarter ended June 30, 2010, net income totaled $550,773 or $0.14 per fully diluted share, compared with $416,151, or $0.11 per fully diluted common share earned during the second quarter of 2009.

The increase results from an increase in net interest income. Net interest income increased 18.5 percent from $1,823,276 in the second quarter of 2009 to $2,159,740 for the same period in 2010. The net interest margin increase is due to a lower cost of funds. The cost of funds decreased from 1.87 percent in the second quarter of 2009, to 1.35 percent in the second quarter of 2010. The provision for loan losses increased from a recapture of $720 in the second quarter of 2009 to an expense of $254,485 in the second quarter of 2010. Continued weakness in the economy and increased reserves related to impaired loans were responsible for the increase. Noninterest income increased 7.5 percent to $614,889, compared to $571,806 reported for the quarter ended June 30, 2009. This change is due primarily to increased income from service charges on deposit accounts and gains on the sale of government guaranteed loans. Noninterest expenses decreased 6.5 percent from $1,750,488 in the second quarter of 2009, to $1,637,115 in the second quarter of 2010. This is primarily the result of decreased FDIC insurance premiums. The FDIC levied a special assessment of approximately $90,000 in the second quarter of 2009. No such assessment has been made in 2010.

Loan loss reserves were $5,642,987 or 3.13 percent of total loans as of June 30, 2010. Non-performing assets were 1.72 percent of total assets at June 30, 2010, compared to 0.38 percent on that date in 2009. At June 30, 2010, the allowance for loan loss reserves equals 79 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $218,769,032 as of June 30, 2010, an increase of 7.0 percent from $204,477,965 reported as of June 30, 2009. Total deposits were $177,572,680 at quarter-end 2010, an 8.0 percent increase from the $164,369,235 reported at the end of the second quarter of 2009. Net loans increased 2.8 percent to $174,712,965, compared to $169,908,448 at June 30, 2009.

Net income for the six months ended June 30, 2010, was $780,549, or $0.20 per diluted share, compared to $1,401,819, or $0.37 per diluted share, for the same period in 2009.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30 2010	December 31 2009	June 30 2009
	(unaudited)		(unaudited)
Total assets	$218,769	$216,950	$204,478
Total loans	180,356	185,112	173,848
Investments	28,752	22,540	21,099
Deposits	177,573	173,975	164,369
Borrowed funds	9,950	12,950	10,450
Stockholders’ equity	29,157	28,425	27,756
Non-performing assets to total assets	1.72%	0.48%	0.38%
Loans past due more than 90 days to total loans	0.43%	0.00%	0.02%
Allowance for loan losses to total loans	3.13%	2.52%	2.27%
Book value per common share	$7.65	$7.44	$7.24

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Interest income	$2,794	$2,657	$5,577	$5,305
Interest expense	634	834	1,263	1,758
Net interest income	2,160	1,823	4,314	3,547
Provision for loan losses	255	(1)	1,204	754
Net interest income after provision for loan losses	1,905	1,824	3,110	2,793
Noninterest income	615	572	1,420	2,147
Noninterest expense	1,637	1,751	3,294	3,380
Net income before taxes	883	645	1,236	1,560
Provision for income taxes	332	229	455	158
Net income	551	416	781	1,402
Preferred stock dividend declared	66	65	129	127
Net income available to common shareholders	$485	$351	$652	$1,275
Basic net income per share	$0.15	$0.11	$0.20	$0.40
Diluted net income per share	$0.14	$0.11	$0.20	$0.37
Return on average total assets *	1.01%	0.80%	0.72%	1.36%
Return on average total equity *	7.59%	6.02%	5.42%	10.38%
Yield on average interest earning assets	5.32%	5.46%	5.37%	5.50%
Cost of funds	1.35%	1.87%	1.36%	1.98%
Net yield on average interest earning assets	4.11%	3.74%	4.15%	3.67%
Overhead efficiency ratio	59.00%	73.09%	57.45%	59.36%
Net charge-offs/average loans	0.03%	0.04%	0.13%	0.10%

*	annualized for all periods presented